UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware		19801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2017, Navient Corporation announced that it has appointed Christian M. Lown as Executive Vice President and Chief Financial Officer. Mr. Lown’s employment will commence on March 27, 2017, when he will begin his service as the company’s Chief Financial Officer. Mr. Lown will succeed Somsak Chivavibul, who will assume a new role overseeing the launch of the company’s new decision management center.

Mr. Lown will receive an annual base salary of $400,000 for the company’s 2017 fiscal year, with a target annual cash incentive opportunity equal to 150% of his annual base salary. In addition, he will be awarded a one-time inducement equity award of restricted stock units (“Inducement RSUs”) with a grant date value of $1,000,000. The number of Inducement RSUs will be based upon the closing market price of the company’s common stock on the date of grant. The Inducement RSUs will vest in one-third equal increments on the first, second and third anniversary of the grant date, subject to Mr. Lown’s continued employment with the company, and will be subject to the same terms and conditions applicable to RSUs granted to other senior executives under the company’s existing long-term incentive program. Mr. Lown will be eligible to receive additional equity awards in early 2018 as part of the company’s annual long-term incentive program for senior executives.

Additionally, Mr. Lown will be eligible to receive a one-time deferred signing bonus with a maximum value of $1.4 million, less applicable withholding taxes (“Deferred Signing Bonus”), to compensate him for a portion of the long-term equity and deferred compensation with his former employer that he is foregoing to join the company. The exact amount of the Deferred Signing Bonus will be determined prior to Mr. Lown’s start date. This Deferred Signing Bonus, if any, will be payable in cash in two equal installments on the first and second anniversaries of his start date with the company, provided he remains employed by the company on each such date. If prior to the Deferred Signing Bonus being paid in full, either (x) his employment is terminated by the company without “Cause” (as that term is defined in the Navient Corporation Executive Severance Plan for Senior Officers), or (y) his employment terminates due to death or disability, then any unpaid amount will be paid in an immediate lump sum.

Mr. Lown also will be eligible to participate in a variety of employee benefit programs generally available to employees of the company. Additionally, he will be eligible to participate in the Navient Corporation Executive Severance Plan for Senior Officers and the Navient Corporation Change in Control Severance Plan for Senior Officers, which provide for certain post-employment severance payments to our executives, as well as the Navient Deferred Compensation Plan. Mr. Lown also will be eligible for up to $150,000 in relocation benefits. Finally, Mr. Lown will execute and be subject to the company’s standard confidentiality and non-solicitation agreement.

Mr. Lown, 47, comes to Navient with over 20 years of experience in investment banking and equity research in the United States and Asia. Most recently, Lown was an investment banker at Morgan Stanley for over 10 years, where he was a managing director in the financial institutions group, serving as co-head of the banks, diversified finance and financial technology practices in North America. Before moving to Morgan Stanley, Lown was an investment banker at UBS and Credit Suisse, and was an equity analyst in Asia for Credit Lyonnais Securities Asia. Additional details of Mr. Lown’s professional biography can be found in the press release.

A press release announcing Mr. Lown’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference and made a part hereof.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated February 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: February 21 2017	By:	/s/ Mark L. Heleen
Mark L. Heleen
Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press Release Dated February 21, 2017

*Furnished herewith

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